Exhibit 3.2

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSTALLED BUILDING PRODUCTS, INC.

The undersigned, for the purposes of amending and restating the Certificate of Incorporation of Installed Building Products, Inc., a Delaware corporation (the “Corporation”), as heretofore amended, supplemented and restated, does hereby certify that:

I. On October 28, 2011, the Corporation (under the name “CCIB Holdco, Inc.”) filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware, thereby causing the Corporation to become organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”).

II. On November 10, 2011, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware changing the definition of “Series A Preferred Original Issue Price” from $25,263.251 per share to $25,245.2862 per share (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization).

III. On April 20, 2012, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware increasing the aggregate number of shares of capital stock that the Corporation is authorized to issue from 1,001,000 to 1,501,000.

IV. On August 31, 2012, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware further increasing the aggregate number of shares of capital stock that the Corporation is authorized to issue from 1,501,000 to 1,695,916.

V. On June 21, 2013, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware changing the name of the Corporation from CCIB Holdco, Inc. to Installed Building Products, Inc.

VI. On February [     ], 2014, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware to increase the aggregate number of shares of capital stock that the Corporation is authorized to issue from 1,695,916 to 105,100,000, comprised of 100,000,000 shares of Common Stock and 5,100,000 shares of Preferred Stock, of which 1,000 shares are designated as Series A Preferred Stock, and to effect a 19.5 for one split of the Common Stock.

VII. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), which further amends the Certificate of Incorporation in connection with the Corporation’s proposed initial public offering, was duly adopted by the Corporation in accordance with Section 245 of the DGCL.

VIII. The text of the Certificate of Incorporation of the Corporation, as heretofore amended, supplemented and restated, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is: Installed Building Products, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares that the Corporation shall have authority to issue is 105,001,000 shares consisting of:

1. 100,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”); and

2. 5,001,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), 1,000 shares of which are designated as “Series A Preferred Stock.”

Section 1.	Common Stock.

(a) Each share of Common Stock issued and outstanding shall be identical in all respects one with the other and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.

(b) Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the DGCL, the holders of Common Stock shall have exclusively all other rights of stockholders, including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after payment of all of the Corporation’s debts and other liabilities and payment to the holders of any then outstanding shares of Preferred Stock of the specific amounts that they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

(c) Each holder of shares of Common Stock shall be entitled to one (1) vote for each share of such Common Stock held by such holder, and voting power with respect to all classes of securities of the Corporation shall be vested solely in the Common Stock, other than as specifically provided in this Amended and Restated Certificate of Incorporation, as it may be amended, with respect to the Preferred Stock.

(d) The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(e) No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 2.	Preferred Stock.

Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of Preferred Stock in one or more series and in connection therewith to fix by resolution providing for the issue of any such series, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the DGCL. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(iii) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv) dates at which dividends, if any, shall be payable;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(ix) restrictions on the issuance of shares of the same series or of any other class or series;

(x) the voting rights, if any, of the holders of shares of the series; and

(xi) such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

Section 3.	Series A Preferred Stock.

The holders of shares of Series A Preferred Stock shall have the rights, powers and preferences set forth below:

(a) Dividends. Except as may otherwise be prohibited by law or the terms hereof, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends out of surplus at such times and in such amounts as the Board of Directors may determine in its sole discretion. Notwithstanding the foregoing, in the event that the Corporation does not redeem all of the shares of Series A Preferred Stock on or prior to the Optional Redemption Date, dividends shall accrue on each outstanding share of Series A Preferred Stock that was not redeemed (the “Accruing Dividends”) from and after the Optional Redemption Date at the rate of 25% of (i) the product of three (3) times the Series A Original Issue Price plus (ii) the amount of declared and unpaid dividends on such share of Series A Preferred Stock, if any. Such Accruing Dividends shall begin to accrue and be cumulative from the Optional Redemption Date and shall compound on each subsequent anniversary thereof.

(b) Liquidation. The shares of Series A Preferred Stock shall also have the following rights:

(i) In connection with a Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid in cash or other consideration, to the extent available, out of the assets available for distribution to the Corporation’s stockholders, whether such assets are capital, surplus or earnings, and whether as a liquidating distribution or other payment, before any payment shall be made to the holders of shares of Common Stock or the holders of any other class or series of stock ranking as to liquidation junior to the shares of Series A Preferred Stock with respect to the distribution of assets in connection with a Liquidation Event, an amount per share equal to the Series A Preferred Liquidation Amount. If more than one form of consideration is received in connection with a Liquidation Event, each Series A Preferred Holder shall be entitled to receive such form of consideration with respect to each Series A Preferred Share thereunder as it may elect in its sole discretion.

(ii) If in connection with a Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation, the assets available to be distributed to the holders of shares of Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full Series A Preferred Liquidation Amount as set forth above in satisfaction of this Section 3(b), then such assets shall be distributed ratably among the holders of shares of Series A Preferred Stock, based on the Series A Preferred Liquidation Amount for the number of shares of Series A Preferred Stock held by each such holder.

(iii) After the payment to the holders of shares of Series A Preferred Stock of the full Series A Preferred Liquidation Amount specified above, no further payments shall be made to the holders of shares of Series A Preferred Stock by reason thereof, and any remaining assets of the Corporation shall be distributed with equal priority and pro rata among the holders of the shares of Common Stock or any other class or series of stock ranking as to liquidation junior to the shares of Series A Preferred Stock.

(c) Redemption.

(i) Optional Redemption. At anytime on or after July 31, 2016 but prior to July 31, 2021, upon the election of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Corporation shall redeem all, but not less than all, of the Series A Preferred Stock in accordance with the terms of this Section 3(c). The redemption of the Series A Preferred Stock will occur on a date (the “Optional Redemption Date”) within ninety (90) days of the date the Corporation receives written notice requesting the redemption of all shares of Series A Preferred Stock then outstanding pursuant hereto. The shares of Series A Preferred Stock shall be redeemed by the Corporation at a price per share equal to the Redemption Price and the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent (A) prohibited by applicable provisions of the DGCL governing distributions to stockholders or redemptions of stock or (B) the existence of any of the following conditions: (x) the Corporation is prohibited from redeeming any shares of Series A Preferred Stock by any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of the Corporation or any of its affiliates or by applicable law, (y) the redemption of any shares of Series A Preferred Stock would result in the occurrence of an event of default under any financing document referred to in clause (x) above, or (z) the Corporation and its subsidiaries are unable to obtain (after using best efforts to obtain) sufficient assets to consummate the redemption of the Series A Preferred Stock (the remaining assets required to be applied to such redemption is referred to herein as “Available Assets”). If on the Optional Redemption Date, the Corporation does not have Available Assets to redeem all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares of Series A Preferred Stock that it may redeem out of its Available Assets, and shall redeem the remaining shares of Series A Preferred Stock as soon as it has Available Assets. The Corporation shall send written notice of such redemption (the “Optional Redemption Notice”) to each holder of record of Series A Preferred Stock not less than twenty (20) days prior to the Optional Redemption Date. The Optional Redemption Notice shall state:

(A) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Optional Redemption Date;

(B) the Optional Redemption Date and the Redemption Price; and

(C) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(ii) Redemption at Election of Corporation. The Corporation may, at its election any time and from time to time prior to the Optional Redemption Date, redeem shares of Series A Preferred Stock at the Redemption Price. The Corporation shall send written notice of such redemption (the “Early Redemption Notice”) to each holder of record of Series A Preferred Stock not less than twenty (20) days prior to the date on which shares of Series A Preferred Stock shall be redeemed (the “Early Redemption Date”), as set forth on the Early Redemption Notice. Each Early Redemption Notice shall state:

(A) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Early Redemption Date;

(B) the Early Redemption Date and the Redemption Price; and

(C) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(iii) Surrender of Certificates. On or before the Optional Redemption Date or Early Redemption Date, as applicable (the “Redemption Date”), each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Optional Redemption Notice or Early Redemption Notice, as applicable (the “Redemption Notice”), and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(iv) Effect of Tendering Payment. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, Accruing Dividends (if any) with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares of Series A

Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders of shares of Series A Preferred Stock to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(v) Cancellation of Redeemed Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

(vi) Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

(vii) Notice. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

(d) Voting. The holders of the Series A Preferred Stock are entitled to one vote for each share of Series A Preferred Stock held at all meetings of stockholders (and written actions in lieu of meetings) for the election of one or more directors of the Corporation, and shall vote together with the holders of Common Stock as a single class thereon. Other than as provided by law, including without limitation the DGCL, the Stockholders Agreement or Section 3(b), Section 3(e) or the first sentence of this Section 3(d), the holders of Series A Preferred Stock, as such, shall not have the right to vote on any matter presented to the stockholders of the Corporation generally for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting).

(e) Series A Preferred Stock Protective Provisions. For so long as any shares of Series A Preferred Stock are outstanding, without the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Corporation shall not, whether by merger, consolidation or otherwise, and shall not permit or cause any direct or indirect subsidiary to, whether by merger, consolidation or otherwise, and shall not enter into any commitment to (each a “Reserved Matter”):

(i) create, or authorize the creation of, or issue shares of, any class or series of capital stock or any rights, warrants, options, bonds, debentures, notes or other obligations directly or indirectly convertible into or exercisable or exchangeable for, any shares of capital stock of the Corporation of any class or series, whether at the time of issuance or upon the passage of time or the occurrence of some future event, or increase the authorized number of shares of a class or series of capital stock;

(ii) reclassify, alter or amend the designations, powers, preferences, rights or qualifications of any class or series of capital stock;

(iii) except for Accruing Dividends, pay or declare any dividend or make any distribution on, any shares of capital stock, or set aside any funds therefor;

(iv) other than (A) redemptions of the Series A Preferred Stock in accordance with this Amended and Restated Certificate of Incorporation or (B) repurchases of shares of Common Stock in connection with the cessation of employment or service of an employee or consultant at the price per share provided for in any agreement by and between the Corporation and such employee or consultant, redeem or repurchase (or permit any subsidiary to redeem or repurchase) any shares of capital stock;

(v) amend, modify or waive any provision of the Amended and Restated Certificate of Incorporation or Bylaws;

(vi) authorize any merger, consolidation, recapitalization, restructuring, exchange, dissolution or liquidation or approve the conveyance, sale, transfer, assignment or disposal of a majority (based on the fair market value) of its assets (excluding sales of inventory and other dispositions of assets in the ordinary course of business), except for mergers of subsidiaries into subsidiaries, mergers of subsidiaries into the Corporation, intercompany sales of assets, and dissolutions of subsidiaries in the ordinary course of business, provided such mergers, intercompany sales and dissolutions do not result in an adverse impact to the Corporation, including negative tax and/or accounting implications;

(vii) enter into any transaction, contract, agreement or other arrangement with any affiliate or related party that requires payments, individually or in the aggregate, in excess of $100,000, except in accordance with the terms in effect on the date hereof of the Management Agreement dated March 29, 2004 by and among IBP Holding Company, Installed Building Products, LLC and certain other parties, as amended and/or restated to date, and of the Management Agreement dated as of October 29, 2007 by and among IBP Holding Company, Installed Building Products II, LLC and certain other parties, as amended and/or restated to date, through and until December 31, 2011, projects involving the installation of building materials, inter-affiliate benefit plans, and the extension and/or renewal of real estate leases in existence as of the date hereof, in each case so long as they are no less favorable to the Corporation than could be obtained on an arm’s length basis from an unrelated third party;

(viii) increase or decrease the authorized number of directors constituting the Board of Directors;

(ix) enter into, renew or guarantee any debt instrument that requires or may require payments in excess of $250,000 individually or $1,000,000 in the aggregate, except for insurance premium financing, intercompany debt among the Corporation and its subsidiaries or among subsidiaries of the Corporation, letters of credit, contracts and transactions otherwise excepted in subsection (vii) or any debt instrument the proceeds of which will be used solely to redeem the Series A Preferred Stock as required by Section 5(c)(i);

(x) (A) operate other than in material compliance with the then-effective annual budget, annual financial plan or operating budget of the Corporation; or (B) make any material change to the nature of the Corporation’s business, other than as expressly contemplated by the then effective annual budget and except to engage in activities incidental thereto, similar, related or complimentary businesses, or businesses not substantially different from the lines of the Corporation’s business as conducted on the date of this Amended and Restated Certificate of Incorporation;

(xi) appoint or remove (with or without cause), enter into or amend any material term of (i) any employment agreement or arrangement with, (ii) the compensation (including salary, bonus, deferred compensation or otherwise) or benefits of, (iii) any stock option, employee stock purchase or similar equity-based award to, (iv) any benefit, severance or other similar plan (except for benefit plans available to employees generally) of, or (v) any bonus payments to, any officer;

(xii) create, authorize, adopt or amend any stock option plan, other equity-based compensation arrangement, equity incentive compensation plan, or any individual non-equity incentive compensation plan or arrangement under which the value of the incentive under the plan or arrangement is expected to exceed $500,000 in any fiscal year, except amendments necessary to comply with law;

(xiii) change the tax status of the Corporation or make any material tax election;

(xiv) appoint or remove the Corporation’s auditors or make any changes in the accounting methods or policies of the Corporation (other than as required by United States generally acceptable accounting principles);

(xv) make any loan, advance or capital contribution to any person in excess of $100,000 individually or $500,000 in the aggregate, except for any loan, advance or capital contribution made in the ordinary course of business to a direct or indirect wholly-owned subsidiary of the Corporation or Suburban Insulation, Inc.; or

(xvi) make any investment in any other person in excess of $100,000 individually or $1,000,000 in the aggregate, except for any investment made in the ordinary course of business to a direct or indirect wholly-owned subsidiary of the Corporation or Suburban Insulation, Inc.

(f) Conversion. The shares of Series A Preferred Stock shall not be convertible into shares of Common Stock.

(g) No Impairment. The Corporation will not, by amendment of the Amended and Restated Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Amended and Restated Certificate of Incorporation, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of shares of capital stock of the Corporation against impairment.

(h) Definitions.

“Liquidation Event” means (i) the Corporation or a third-party consummates a transaction or series of transactions in which more than 50% of the Common Stock voting power (including any securities that vote together with the Common Stock on any matter presented to the stockholders of the Corporation generally for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting)) of the

Corporation is disposed of to a single person or group of affiliated persons; (ii) the Corporation consolidates or merges with or into any other corporation or entity in a transaction or series of transactions in which the Corporation is not the surviving person; (iii) the Corporation sells, licenses or otherwise transfers all or substantially all of its assets to a third party; or (iv) a liquidation, dissolution or winding-up of the Corporation occurs.

“Redemption Price” means an amount per share equal to the sum of (a) three times the Series A Preferred Original Issue Price, plus (b) any Accruing Dividends that have accrued thereon, plus (c) any other dividends declared but unpaid thereon, payable to each holder of Series A Preferred Stock pursuant to Article Fourth, Section 3(c) on the Redemption Date.

“Series A Preferred Liquidation Amount” means an amount per share equal to (a) three (3) times the Series A Preferred Original Issue Price, plus (b) any Accruing Dividends that have accrued thereon, plus (c) any other dividends declared but unpaid thereon, payable to each holder of Series A Preferred Stock, upon the occurrence of a Liquidation Event.

“Series A Preferred Original Issue Price” shall mean $25,245.2862 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

Section 1.	Number of Directors.

The number of directors that shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 2.	Classes of Directors.

The Board of Directors shall be and is divided into three (3) classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 3.	Election and Term of Office.

The directors shall be elected in accordance with the procedures set forth in the Bylaws of the Corporation (the “Bylaws”), as permitted by law. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision. The directors shall be elected and shall hold office only in this manner, except as expressly provided in Section 4 and Section 5 of this Article V. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 4.	Newly Created Directorships and Vacancies.

Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from expansion of the Board of Directors, death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill vacancies shall have the same remaining term as that of his or her predecessor.

Section 5.	Removal of Directors.

Directors may be removed from office only for cause and, in addition to any vote required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to effect such removal.

Section 6.	Rights of Holders of Preferred Stock.

Notwithstanding the provisions of this Article V, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation or the certificate of designation governing such series.

ARTICLE VI

ANNUAL MEETING

The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board of Directors in its sole and absolute discretion, including, without limitation, by remote electronic communication technology.

ARTICLE VII

BYLAWS

The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend or repeal the Bylaws. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the Bylaws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader director protection rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

CORPORATE OPPORTUNITY

In recognition of the fact that the Corporation, Jeffrey W. Edwards and his affiliates (“Edwards”) and Littlejohn Management Holdings, LLC and its affiliates (“Littlejohn”) and directors, officers and employees of Edwards and Littlejohn, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued respective corporate and business relations with Mr. Edwards and Littlejohn (including, without limitation, the service of Mr. Edwards and of directors, officers and employees of Edwards and/or Littlejohn as directors, officers and employees of the Corporation), the provisions of this ARTICLE IX are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Edwards and Littlejohn and their directors, officers and employees, acting in their capacities as such, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this ARTICLE IX to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).

To the fullest extent permitted by applicable law, no director, officer, employee or stockholder of the Corporation, in such capacity, that may be Mr. Edwards, Littlejohn or a director, officer, or employee of Edwards or Littlejohn, acting in his or her capacity as such, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation, which in each case is not a Restricted Opportunity. To the fullest extent permitted by applicable law, (i) the Corporation shall not have any right, interest or expectancy with respect to any such investment or activity that is not a Restricted Opportunity undertaken by Mr. Edwards, Littlejohn or any director, officer or employee of Edwards or Littlejohn, acting in his or her capacity as such, (ii) no such investments or activities by Edwards or Littlejohn that are not Restricted Opportunities shall be deemed wrongful or improper and (iii) neither Edwards nor Littlejohn shall be obligated to communicate, offer or present to the Corporation any potential transaction, matter or opportunity that is not a Restricted Opportunity, even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation. In the event that Mr. Edwards, Littlejohn or any director, officer or employee of Edwards or Littlejohn, acting in his or her capacity as such, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation but is not a Restricted Opportunity, Mr. Edwards and Littlejohn and the directors, officers and employees of Edwards or Littlejohn, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Mr. Edwards, Littlejohn or any director, officer or employee of Edwards or Littlejohn, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.

Nothing in this Article IX shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against Mr. Edwards, Littlejohn or any director, officer or employee of Edwards or Littlejohn.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX would accrue or arise, prior to such alteration, amendment, repeal or adoption.

For purposes of this Article IX:

“Affiliates” shall mean, with (i) respect to Littlejohn, any Person (other than the Corporation or any Person controlled by the Corporation) (a) controlling, controlled by or under common control with Littlejohn, (b) any general partner, managing member or partner, director, officer or employee of Littlejohn or any Affiliate of Littlejohn, or (c) any private equity fund now or hereafter existing that is controlled by one or more of, or shares the same management company with, Littlejohn, or (ii) with respect to Edwards, any Person (other than the Corporation or any Person controlled by the Corporation) (y) controlling, controlled by or under common control with Edwards, (z) any general partner, managing member or partner, director, officer or employee of Edwards or any Affiliate of Edwards.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Opportunity” shall mean a transaction, matter or opportunity offered in writing to Mr. Edwards or Littlejohn or a director, officer, or employee of Edwards or Littlejohn solely and expressly by virtue of such Person being a member of the Board of Directors or an officer or an employee of the Corporation.

ARTICLE X

INDEMNIFICATION

The Corporation shall indemnify its directors to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader protection rights than permitted prior thereto), and such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that, except for proceedings to enforce rights and indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article X to the Board of Directors.

The rights to indemnification and to the advancement of expenses in this Article X shall not be exclusive of any other right which nay person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, as amended from time to time, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

PLACE OF STOCKHOLDER MEETINGS; BOOKS AND RECORDS

Meetings of stockholders may be held within or without the State of Delaware, as the Board of Directors or the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE XII

ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE

Section 1.	Action by Written Consent.

Any action required or permitted to be taken by stockholders of the Corporation must be effected at a meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

Section 2.	Special Meetings.

Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by a resolution duly adopted by the Board of Directors, and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.	Advance Notice.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE XIII

SEVERABILITY

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIV

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, said Installed Building Products, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Shelley A. McBride, its Secretary, this     th day of [            ], 2014.

Shelley A. McBride
Secretary